UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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NPS PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 15, 2008, the Company mailed the attached letter to its shareholders.

May 14, 2008

Dear NPS Pharmaceuticals Shareholder:

Last month, you received our Proxy Statement for this year’s Annual Meeting of Shareholders, scheduled to take place on May 22, 2008, together with a copy of our 2007 Annual Report to Shareholders, which contained our audited financial statements for the year ended December 31, 2007.  Such audited financial statements were also contained in our Annual Report on Form 10-K (the “Form 10-K”) that was filed with the Securities and Exchange Commission (the “SEC”).  This letter is being sent to inform you that certain information contained in our audited financial statements for the year ended December 31, 2007 is being revised to correct an error that was discovered after the Annual Report was mailed to shareholders.

On May 7, 2008, we filed a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”) which contained a description of the error and the changes that we expect to make in our restated audited financial statements for the year ended December 31, 2007.  The following represents the full text of the disclosure contained in our Form 8-K:

ITEM 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)  On May 5, 2008, the Audit Committee of the Board of Directors of NPS Pharmaceuticals, Inc., (the “Company”) concluded, after consultation with management of the Company and a review of the pertinent facts, that the previously issued financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, should not be relied upon due to an error in the computation of the cash sweep premium interest expense associated with the Secured 8.0% Notes due on March 30, 2017 (Class A Notes).  The Company detected this error during the course of the preparation and review of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008.

As a result of this error, the Company understated accrued interest expense and retained deficit and overstated income taxes payable on the Consolidated Balance Sheet as of December 31, 2007.  Also, as a result of the error, the Company understated interest expense and overstated income tax expense on the Consolidated Statement of Operations for the year ended December 31, 2007.  The Company is currently working on restating the financial statements that were included in its Form 10-K for the year ended December 31, 2007, and will file an amendment on Form 10-K/A to include the restated financial statements and

550 Hills Drive, 3rd Floor, Bedminister, NJ 07921	Tel 908-450-5300	Fax 908-450-5351

related disclosures once they are completed.  The Company expects the corrections to result in: i) an increase of $3.8 million in accrued expenses and interest expense; ii) a reduction of $0.1 million in income tax expense and income taxes payable; and iii) an increase in retained deficit of $3.7 million.

The Audit Committee of the Company’s Board of Directors has discussed this matter with KPMG LLP, the Company’s independent registered public accounting firm.

The amendment on Form 10-K/A described above will be available on our website located at www.npsp.com immediately after we file it with the SEC.  You may also request copies of the Form 10-K/A, which will be provided at no charge, from our Investor Relations Department at (908) 450-5300 or by electronic mail at invest@npsp.com.  You may also write to our Investor Relations Department at 550 Hills Drive, 3rd Floor, Bedminster, New Jersey 07921.

Sincerely yours,

/s/ Andrew Rackear
Andrew Rackear
Senior Vice President,
General Counsel and Secretary